Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Announces Agreement to Purchase
Invex European Magnet Wire Operations

ATLANTA, GA, May 2, 2007 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, today announced a definitive agreement to acquire all of the outstanding common stock of Invex S.p.A.  Invex, a leading magnet wire producer in Europe, is majority owned by an Italian private equity firm, Investitori Associati, and operates two magnet wire facilities in Italy.

“The acquisition of Invex fits perfectly with both our European and our global magnet wire strategy,” stated Stephen M. Carter, chief executive officer of Superior Essex Inc.  “In Europe, the Invex acquisition is highly complementary across our product lines, customer base and manufacturing assets. Also, it should provide near- and long-term synergy opportunities.”

“The addition of Invex to our European magnet wire operations will allow us to serve our European customers in a more timely, efficient and effective manner,” Carter continued.  “As a result of the acquisition, we expect to offer quicker response times to our expanded customer base.  And, of course, we are looking forward to welcoming the two Invex facilities in Quattordio, Italy, into our global magnet wire family.”

The Invex transaction is subject to certain closing conditions, including regulatory approvals.  The company recently completed its acquisition of Nexans’ Simcoe, Canada, magnet wire operations.  These acquisitions are expected to enhance the Company’s global Magnet Wire operations and revenues.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.